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                                                                   EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Dames & Moore Group

We consent to incorporation by reference in the Registration Statements No. 33-70758 and No. 33-47303 on Form S-8, and the Registration Statement No. 333-51435 on Form S-3 of Dames & Moore Group of our report dated May 21, 1999, relating to the consolidated statements of financial position of Dames & Moore Group and subsidiaries as of March 26, 1999 and March 27, 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended March 26, 1999, and the related schedule, which report appears in the March 26, 1999 annual report on Form 10-K of Dames & Moore Group.



KPMG LLP


Los Angeles, California
June 2, 1999